Exhibit 3.1.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MIRION TECHNOLOGIES, INC.
Pursuant to the provisions of §242 and §245 of the
General Corporation Law of the State of Delaware
     FIRST: The present name of the corporation is Mirion Technologies, Inc. (the “Corporation”). The Corporation was incorporated on October 24, 2005 under the name Global Monitoring Systems, Inc., pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”).
     SECOND: On December 22, 2005 the Corporation amended and restated its Certificate of Incorporation, pursuant to Delaware Law (the “Amended and Restated Certificate of Incorporation”).
     THIRD: On January 4, 2006 the Corporation amended its Amended and Restated Certificate of Incorporation to change its name from Global Monitoring Systems, Inc. to Mirion Technologies, Inc., pursuant to Delaware Law.
     FOURTH: On April 11, 2006 the Corporation amended its Amended and Restated Certificate of Incorporation, pursuant to Delaware Law.
     FIFTH: On March 12, 2010, the Corporation amended its Amended and Restated Certificate of Incorporation, pursuant to Delaware Law.
     SIXTH: On May 24, 2010, the Corporation amended and restated its Amended and Restated Certificate of Incorporation, pursuant to Delaware Law (the “Second Amended and Restated Certificate of Incorporation”).
     SEVENTH: On June 16, 2010, the Corporation amended and restated its Second Amended and Restated Certificate of Incorporation, pursuant to Delaware Law (the “Third Amended and Restated Certificate of Incorporation”).
     EIGHTH: The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in the Fourth Amended and Restated Certificate of Incorporation attached as Exhibit A hereto (the “Fourth Amended and Restated Certificate of Incorporation”).
     NINTH: The Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of §§228, 242, and 245 of Delaware Law. Prompt written notice of the adoption of the amendment and of the restatement of the Fourth Amended and

Restated Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in §228 of Delaware Law.
     TENTH: This Fourth Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

2

     IN WITNESS WHEREOF, said Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated within are true and correct this _____th day of ___________, 2010.

Thomas Logan
President, Chief Executive Officer and
Chairman of the Board

EXHIBIT A
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MIRION TECHNOLOGIES, INC.
     FIRST: The name of the corporation is Mirion Technologies, Inc. (the “Corporation”).
     SECOND: The address of its registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000, which shall consist of the following classes: (i) 78,500,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), (ii) 1,500,000 shares of Preferred Stock, par value $0.001 per share ( “Preferred Stock”), (iii) 61,328,125 shares of Class A Voting Common Stock, par value $0.001 per share (“Class A Common Stock”), (iv) 17,171,875 shares of Class B Non-Voting Common Stock, par value $0.001 per share (“Class B Common Stock”), (v) 1,200,000 shares of Series A-1 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), and (vi) 300,000 shares of Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”). The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock, Preferred Stock, Class A Common Stock, Class B Common Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock are as follows:
     (1) Common Stock
          1.1 Dividends. Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock (including the Series A Preferred Stock), the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine.
          1.2 Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock (including the Series A Preferred Stock) as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall (subject to the rights of the holders of Class A Common Stock and Class B Common Stock) be distributed among and paid to the holders of Common Stock, ratably in proportion to the number of shares of Common Stock held by them respectively.
          1.3 Voting Rights. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his or her name on the books of the Corporation.
          1.4 No other rights. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.
     (2) Preferred Stock
     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Fourth Amended and Restated Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations preferences and relative, participating optional or other special rights, qualifications, limitations, or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the Stockholders.
(3) Class A Common Stock and Class B Common Stock
          3.1 Relative Rights. Except as set forth herein, each share of Class A Common Stock and Class B Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Class A Common Stock and Class B Common Stock. The voting, dividend and liquidation rights of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights of holders of the Series A-1 Preferred Stock, Series A-2

Preferred Stock and any series of Preferred Stock that have been or may be designated by the Board of Directors of the Corporation.
          3.2 Dividends. Whenever there shall have been paid, or declared and set aside for payment to the holders of shares of any class of stock having preference over the Class A Common Stock and Class B Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Class A Common Stock and Class B Common Stock, then dividends may be paid on the Class A Common Stock and Class B Common Stock and on any class or series of stock entitled to participate therewith as to dividends (including the Common Stock), out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.
          3.3 Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class A Common Stock and the holders of the Class B Common Stock, and holders of any class or series of stock entitled to participate therewith (including the Common Stock), in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Class A Common Stock and Class B Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.
          3.4 Voting Rights.
               (a) Each holder of shares of Class A Common Stock shall be entitled to one vote for each share standing in his or her name on the books of the Corporation.
               (b) Except as (i) any provision of law or (ii) any provision in this Fourth Amended and Restated Certificate of Incorporation may otherwise provide, the holders of shares of Class B Common Stock shall have no voting rights of any kind.
               (c) So long as any shares of Class B Common Stock remain outstanding, without the consent of the holders of a majority of the outstanding shares of Class B Common Stock, the Corporation shall not: (i) amend, alter or repeal any provision of this Fourth Amended and Restated Certificate of Incorporation so as to adversely affect the specified preferences, privileges, powers or rights of the Class B Common Stock, or (ii) increase the authorized number of shares of Common Stock, Class A Common Stock or Class B

Common Stock, or reclassify any authorized stock of the Corporation into Common Stock, Class A Common Stock or Class B Common Stock.
               (d) The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provision of Section 242(b)(2) of Delaware Law.
     (4) Series A-1 Preferred Stock and Series A-2 Preferred Stock
          4.1 Rank. The Series A-1 Preferred Stock and Series A-2 Preferred Stock (the “Series A Preferred Stock”) shall be designated and known as the “Series A Convertible Preferred Stock” and shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank pari passu. The Series A Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to the Common Stock, Class A Common Stock and Class B Common Stock and to all other classes and series of equity securities of the Corporation hereafter issued which are not by their terms expressly senior to or on parity with the Series A Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation.
          4.2 Dividend Rights.
               (a) Dividend Rates.
                    (i) The holders of shares of Series A-1 Preferred Stock, in preference to the holders of shares of any Common Stock, Class A Common Stock or Class B Common Stock, shall be entitled to receive, out of funds and assets legally available therefore, cumulative dividends, at a rate of eight percent (8.0%) per annum (the “Series A-1 Dividend Rate”) of the Liquidation Preference (as hereinafter defined) (computed on the basis of a 360-day year) payable on the first business day of each quarter (each a “Series A-1 Dividend Payment Date”), commencing January 1, 2006, by validly issuing fully paid and non-assessable shares of Series A-1 Preferred Stock with an aggregate Liquidation Preference equal to the amount of the dividends to be paid. All undeclared dividends and declared but unpaid dividends (including unissued additional shares of Series A-1 Preferred Stock) shall compound on a quarterly basis at the then applicable Series A-1 Dividend Rate, without any duplication when and if the dividends are actually paid.
                    (ii) The holders of shares of Series A-2 Preferred Stock, in preference to the holders of shares of any Common Stock , Class A Common Stock or Class B Common Stock, shall be entitled to receive, out of funds and assets legally available therefore, cumulative dividends, at a rate of seventeen percent (17.0%) per annum (the “Series A-2 Dividend Rate”) of the Liquidation Preference (as hereinafter defined) (computed on the basis of a 360-day year) payable on the first business day of each quarter (each a “Series A-2 Dividend Payment Date”), commencing January 1, 2006, by validly issuing fully paid and non-assessable shares of Series A-2 Preferred Stock with an aggregate Liquidation Preference equal to the amount of the dividends to be paid. All undeclared dividends and declared but unpaid dividends (including unissued additional shares of Series A-2 Preferred Stock) shall compound on a quarterly basis at the then applicable Series A-2 Dividend Rate, without any duplication when and if the dividends are actually paid.
               (b) Participation. No dividends shall be paid on any share of Common Stock, Class A Common Stock or Class B Common Stock unless a dividend (in addition to the amount of any dividend paid pursuant to Section 4.2(a) of this Article FOURTH above) is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share equal to or greater than the aggregate amount of such dividends for all shares of Class A Common Stock into which such share of Series A Preferred Stock could then be converted pursuant to Section 4.5 of this Article FOURTH.
               (c) Non-Cash Dividends. Whenever a dividend provided for in this Section 4.2(a) of this Article FOURTH shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined by the Board of Directors.
          4.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
               (a) Series A Preferred Stock. The holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets, and prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of Common Stock, Class A Common Stock or Class B Common Stock (or any setting apart of any payment or distribution), an amount per share equal to the greater of (x) $113.28 per share in the case of the Series A-1 Preferred Stock, and $103.68 per share in the case of the Series A-2 Preferred Stock (the “Original Issue Price”) (as adjusted for stock splits, stock dividends, combinations or the like) plus any accrued or declared but unpaid dividends on the Series A Preferred Stock (the “Liquidation Preference”) or (y) the amount the holders of Series A Preferred Stock would be entitled to receive on an as-converted basis, according to the number of shares of Class A Common Stock into which such shares could then be converted pursuant to Section 4.5 of this Article FOURTH. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and

Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.
               (b) Deemed Liquidation. The following events shall be deemed a liquidation, dissolution, or winding up of the Corporation, as those terms are used in this Section 4.3 (each, a “Deemed Liquidation”), unless the holders of a majority of the outstanding shares of Series A Preferred Stock vote as a class that this Section 4.3(b) not apply. Upon the occurrence of a Deemed Liquidation, the Corporation shall pay to each holder of shares of Series A Preferred Stock the amount such holder would receive in the event of a Liquidation pursuant to Section 4.3(a) of Article FOURTH.
                    (i) Any merger, reorganization, consolidation or recapitalization transaction or series of transactions, whether or not the Corporation is the surviving or continuing corporation in such transaction; provided that such transaction or series of related transactions shall not be a Deemed Liquidation if the stockholders of this Corporation immediately prior to such transaction or transactions will, immediately after such transaction or transactions (by virtue of securities issued as consideration for the transaction or otherwise) hold at least 50% of the voting power of the surviving, continuing or purchasing entity in substantially the same relative proportions as existed prior to such transaction or series of transactions.
                    (ii) Any merger, reorganization, consolidation or recapitalization transaction or series transactions in which any shares of Series A Preferred Stock are converted into any other property or security other than shares of Class A Common Stock.
                    (iii) Any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred (other than the conversion of the Series A Preferred Stock into Class A Common Stock).
                    (iv) Any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Corporation.
               (c) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith.

          4.4 Voting Rights.
               (a) Except as (i) any provision of law or (ii) any provision in this Fourth Amended and Restated Certificate of Incorporation may otherwise provide, the holders of shares of Series A Preferred Stock shall have no voting rights of any kind.
               (b) So long as any shares of Series A Preferred Stock remain outstanding, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not:
                    (i) amend, alter or repeal any provision of this Fourth Amended and Restated Certificate of Incorporation so as to adversely affect the specified preferences, rights, privileges, powers, or voting rights of the Series A Preferred Stock; provided, however, that any such amendment that reduces the dividend payable on or the Liquidation Preference of the Series A Preferred Stock shall require the approval of each holder of Series A Preferred Stock adversely affected thereby; or
                    (ii) create, authorize or issue any securities pari passu or senior to the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, or increase the authorized number of shares of any such securities, or reclassify any authorized stock of the Corporation into any such securities or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such securities.
               (c) Except as provided herein, (i) the creation, authorization or issuance of any securities junior to the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, (ii) a decrease in the amount of authorized capital stock of any class, including any Preferred Stock, and (iii) an increase in the amount of authorized capital stock of any class of securities junior to the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, shall not require the consent of the holders of Series A Preferred Stock and shall be deemed not to affect adversely the specified preferences, rights, privileges, powers or voting rights of holders of Series A Preferred Stock.
          4.5 Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:
               (a) Optional Conversion.
                    (i) At the option of the holder thereof, each share of Series A Preferred Stock may be converted without the payment of additional consideration, at any time or from time to time into fully paid and nonassessable shares of Class A Common Stock as provided herein.

                    (ii) Each holder of Series A Preferred Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed to the Corporation, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Class A Common Stock, or the holder shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and deliver an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and in each case shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion and, if applicable, a certificate or certificates for the balance of such number of shares of Series A Preferred Stock not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (or the date of receipt by the Corporation or any transfer agent of notice that such certificate or certificates have been lost, stolen or destroyed), and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 4.5(a) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (which underwritten offering does not cause an automatic conversion pursuant to Section 4.5(b) of this Article FOURTH to take place), the conversion may, at the option of the holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such election who are entitled to receive Class A Common Stock upon conversion of their Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.
               (b) Automatic Conversion.
                    (i) Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock, as provided herein upon the vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.
                    (ii) Upon the occurrence of any event specified in clause (i) above, the outstanding shares of Series A Preferred Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
               (c) Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with Section 4.5(a) or Section 4.5(b) above into the number of shares of Class A Common Stock which results from dividing the Liquidation Preference by the conversion price that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price shall be $100.00. The Conversion Price shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.
               (d) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereunder defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction (x) the numerator of which shall be the number of shares of Common Stock, Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to such Common Stock Event and (y) the denominator of which shall be the number of shares of Common Stock, Class A Common Stock and Class B Common Stock issued and outstanding immediately after such Common Stock Event. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean, at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock, Class A Common Stock or Class B Common Stock as a dividend or other distribution on outstanding Common Stock, Class A Common Stock or Class B Common Stock, (ii) a subdivision of the outstanding shares of Common Stock, Class A Common Stock or Class B Common Stock into a greater number of shares of Common Stock, Class A Common Stock or Class B Common Stock, or (iii) a combination of the outstanding shares of Common Stock, Class A Common Stock or Class B Common Stock into a smaller number of shares of Common Stock, Class A Common Stock or Class B Common Stock.
               (e) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock, Class A Common Stock or Class B Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable upon such conversion, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Class A Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.5 of this Article FOURTH with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.
               (f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Class A Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger or consolidation provided for elsewhere in this Section 4.5 of this Article FOURTH), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of a number of shares of Class A Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
               (g) Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.5 of this Article FOURTH) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 4.3(b) of this Article FOURTH unless the holders of Series A Preferred Stock have elected to make Section 4.3(b) inapplicable), then, as part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consociation. In any such case, appropriate adjustment shall be made in the application of provision of this Section 4.5 of this Article FOURTH with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provision of this Section 4.5 of this Article FOURTH (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provision hereof as may be practicable. This Section 4.5(g) shall similarly apply to successive reorganizations, mergers and consolidations.
               (h) Antidilution Protection.
                    (i) No Adjustment of Conversion Price. No adjustment in the number of shares of Class A Common Stock in which the shares of any Series A Preferred Stock is convertible shall be made with respect to such series, by adjustment in the applicable Conversion Price thereof, or by reason of issuance or deemed issuance of Additional Shares of Common Stock (as defined in Section 4.5(h)(iii)(A) of this Article FOURTH), unless the Effective Price of such Additional Shares of Common Stock (determined pursuant to Section 4.5(h)(iii)(E) of this Article FOURTH) is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.
                    (ii) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 4.5(h) to have issued or sold, Additional Shares of Common Stock, other than a Common Stock Event as provided in Section 4.5(d) of this Article FOURTH, a dividend or distribution as provided in Section 4.5(e) of this Article FOURTH, a recapitalization, reclassification or other change as provided in Section 4.5(f) of this Article FOURTH, or a reorganization, merger or consolidation as provided in Section 4.5(g) of this Article FOURTH, for an Effective Price that is less than the Conversion Price in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Conversion price by a fraction: (x) the numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as defined in Section 4.5(h)(iii)(C)) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing: (1) the Aggregate Consideration Received (as defined in Section 4.5(h)(iii)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by (2) the Conversion Price in effect immediately prior to such issue or sale; and (y) the denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).
                    (iii) Certain Definitions. For the purpose of making any adjustment required under this Section 4.5(h):
                         (A) “Additional Shares of Common Stock” shall mean all shares of Common Stock, Class A Common Stock and Class B Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Class A Common Stock issued or issuable upon conversion of the outstanding shares of the Series A Preferred Stock or as a dividend or distribution on the Series A Preferred Stock; (ii) any shares of Common Stock, Class A Common Stock, Class B Common Stock or Rights or Options (as defined in clause (F) of this Section 4.5(h)(iii)) granted or issued hereafter to employees, officers or directors of, or consultants to, the Corporation or any Subsidiary that are approved by the Corporation’s Board of Directors or granted or issued pursuant to stock incentive plans of the Corporation; (iii) shares of capital stock of the Corporation issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; (iv) shares of Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock issuable upon exercise of any option, warrants or rights to purchase any securities of the Company outstanding as of the date of this Fourth Amended and Restated Certificate of Incorporation and any securities issuable upon the conversion thereof; (v) shares of Common Stock issued pursuant to a transaction described in Section 4.5(d) of this A hereof; and (vi) shares of Common Stock, Class A Common Stock, Class B Common Stock, Convertible Securities, Rights or Options (and Common Stock, Class A Common Stock or Class B Common Stock issuable by conversion or exercise thereof) issued or issuable and as to which holders of a majority of the outstanding shares of Series A Preferred Stock have elected to make this Section 4.5(h) inapplicable.
                         (B) The “Aggregate Consideration Received” by the Corporation for any issue or sale, or deemed issue or sale, of securities shall (i) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (iii) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.
                         (C) The “Common Stock Equivalents Outstanding” shall mean the number of shares that is equal to the sum of (A) all shares of Common Stock, Class A Common Stock and Class B Common Stock that are issued and outstanding at the time in question, plus (B) all shares of Common Stock, Class A Common Stock and Class B Common Stock issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are issued and outstanding and may be converted at the time in question, plus (C) all shares of Common Stock, Class A Common Stock and Class B Common Stock that are issuable upon the exercise of Rights or Options that are outstanding and may be exercised at the time in question assuming the full conversion or exchange into Common Stock, Class A Common Stock and Class B Common Stock, as applicable, of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.
                         (D) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock, Class A Common Stock or Class B Common Stock.
                         (E) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 4.5(h) into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 4.5(h), for the issue of such Additional Shares of Common Stock.
                         (F) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock, Class A Common Stock, Class B Common Stock or Convertible Securities.
                    (iv) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of Series A Preferred Stock required under this Section 4.5(h), if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock, Class A Common Stock or Class B Common Stock issuable upon exercise of such Rights or Options or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for Series A Preferred

Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock, Class A Common Stock or Class B Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:
                         (A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;
                         (B) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and
                         (C) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities, then, no further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, Class A Common Stock and Class B Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, conversion or exchange, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options or selling all such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock.
               (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.
               (j) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon any conversion of Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class A Common Stock’s fair market value as determined in good faith by the Board of Directors as of the date of conversion.
               (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class a Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
               (l) Notices. Any notice required by the provisions of this Fourth Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
               (m) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.
               (n) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.
          4.6 Miscellaneous.
               (a) No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
               (b) Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
     FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven (7) nor more than thirteen (13) directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.
     (2) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially elected as Class I directors shall serve for a term ending on the date of the 2011 annual meeting, directors initially elected or designated as Class II directors shall serve for a term ending on the 2012 annual meeting, and directors initially elected as Class III directors shall serve for a term ending on the date of the 2013 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
     (3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
     (4) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.
     (5) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.
     SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
     EIGHTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.
     NINTH: (1) In anticipation that the Corporation, certain of its officers and directors, a principal stockholder, American Capital, Ltd. (“ACAS”), and certain affiliates and investment funds of ACAS (each, an “ACAS entity”), may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (a) the benefits to be derived by the Corporation through the continued service of such officers and directors, and (b) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this ARTICLE NINTH are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such officers and directors, ACAS and

ACAS entities and the powers, rights, duties and liabilities of the Corporation and its officers and directors, ACAS and ACAS entities in connection therewith.
     (2) If a director or officer of the Corporation who is also a director, officer, manager, employee or other representative of ACAS or an ACAS entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such director or officer (i) shall have no duty to communicate, present, or offer such corporate opportunity to the Corporation, (ii) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (iii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director or officer pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, any stockholder of the Corporation and its affiliates) or does not communicate information regarding such corporate opportunity to the Corporation, (iv) shall be deemed to have acted in good faith and in a manner such director or officer reasonably believes to be in or not opposed to the best interests of the Corporation, and (v) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:
          1. A corporate opportunity available to any individual who is an officer of the Corporation (whether or not a director), and who is also a director but not an officer of ACAS or an ACAS Entity, shall belong to the Corporation, unless such corporate opportunity is expressly offered to such individual in writing solely in his or her capacity as a director of ACAS or an ACAS Entity, in which case such corporate opportunity shall belong to ACAS or an ACAS Entity;
          2. A corporate opportunity available to any individual who is a director but not an officer of the Corporation, and who is also an officer, manager, employee or other representative (whether or not a director) of ACAS or an ACAS Entity shall belong to the Corporation if such corporate opportunity is expressly offered to such individual in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to ACAS or an ACAS Entity; and
          3. A corporate opportunity available to any individual who is an officer or director of both the Corporation and ACAS or an ACAS Entity shall belong to the Corporation if such corporate opportunity is expressly offered to such individual in writing solely in his or her capacity as an officer or director of the Corporation, and otherwise shall belong to ACAS or an ACAS Entity.
     (3) Except as ACAS may otherwise agree in writing, ACAS and any ACAS entities shall have the right to, and shall have no duty hereunder to refrain from, engaging in the same or similar activities or lines of business as the Corporation, doing business with any potential or actual customer or supplier of the Corporation, or employing or otherwise engaging any officer or employee of the Corporation. To the fullest extent permitted by law, ACAS and any ACAS entities (including any director, officer, manager, employee or other representative of ACAS or an ACAS Entity) shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of any such activities of ACAS or an ACAS entity, or the participation therein of ACAS or an ACAS entity. In the event that ACAS or an ACAS entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both ACAS or an ACAS entity and the Corporation, ACAS and any ACAS entities shall have no duty to communicate present, or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that ACAS or an ACAS entity pursues or acquires such corporation opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.
     TENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) any unlawful payments of dividends, or unlawful stock repurchases or redemptions provided in Section 174 of Delaware Law, or (iv) any transaction from which the director shall have derived an improper personal benefit.
     (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE TENTH shall also include the right to be paid by the Corporation the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding in advance of its final disposition and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification upon receipt by the Corporation of a written undertaking by or on behalf of such director or officer to repay such amounts if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such amounts.

The right to indemnification conferred in this ARTICLE TENTH shall be a contractual right.
     (b) The Corporation may, by an action of its Board of Directors, provide indemnification to such of the managers, employees, agents or other representatives of the Corporation (each, a “Representative”) to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law. The right to indemnification conferred in this ARTICLE TENTH shall also include the right to be paid by the Corporation the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding in advance of its final disposition and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification upon receipt by the Corporation of a written undertaking by or on behalf of such Representative to repay such amounts if it shall ultimately be determined that such Representative is not entitled to be indemnified by the Corporation against such amounts. The right to indemnification conferred in this ARTICLE TENTH shall be a contractual right.
     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
     (4) The rights and authority conferred in this ARTICLE TENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     (5) Neither the amendment nor repeal of this ARTICLE TENTH, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

     ELEVENTH: The Corporation reserves the right to amend this Fourth Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.